Exhibit 99.1

Consolidated Financial Statements

NCA Crane Parent, Inc. and Subsidiaries
Years Ended March 31, 2010 and 2009
And for the Period From May 19, 2007 to March 31, 2008
With Report of Independent Auditors

NCA Crane Parent, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended March 31, 2010 and 2009 and
for the Period from May 19, 2007 to March 31, 2008

Report of Independent Auditors

The Board of Directors and Stockholders
NCA Crane Parent, Inc.

We have audited the accompanying consolidated balance sheets of NCA Crane Parent, Inc. and subsidiaries (collectively, the Company) as of March 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive loss, and cash flows for the years then ended and for the period from May 19, 2007 to March 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCA Crane Parent, Inc. and subsidiaries at March 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years ended March 31, 2010 and 2009 and for the period from May 19, 2007 to March 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that NCA Crane Parent, Inc. will continue as a going concern.  As more fully described in Note 6 and 18, due to an inability to meet debt obligations with its creditors, the Company’s subsidiary Coast Crane Company, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.  As further described in Note 18, on November 8, 2010, all of the assets and business operations of Coast Crane Company were sold to CC Bidding Corp., a wholly owned subsidiary of Essex Rental Corp.  On November 24, 2010, Coast Crane Company changed its name to CC Liquidating Company and remains in bankruptcy through the date of this opinion. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.     The March 31, 2010 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the accounting guidance for fair value measurements and disclosures as of April 1, 2008.

/s/ Ernest & Young LLP
Seattle, Washington

February 10, 2011

NCA Crane Parent, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31
	2010	2009
Assets
Cash	$540,592	$584,399
Accounts receivable, net	5,351,597	7,933,939
Inventory	9,126,687	15,843,642
Prepaid expenses and other assets	1,210,079	1,121,586
Equipment rental pool, net	82,637,480	102,982,792
Corporate property and equipment, net	1,699,563	2,398,174
Deferred financing costs, net	1,036,265	1,420,010
Other intangible assets, net	7,579,902	8,164,277
Total assets	$109,182,165	$140,448,819

Liabilities and stockholders' equity
Accounts payable	$5,408,288	$16,205,115
Accrued expenses	2,357,502	1,711,706
Customer deposits	215,627	371,407
Notes payable	96,167,849	98,418,068
Interest rate swap liabilities	3,644,337	4,784,906
Deferred federal and state income taxes	5,878,938	11,850,279
Common stock subject to repurchase	1,106,500	1,096,500
Total liabilities	114,779,041	134,437,981

Commitments and contingencies

Stockholders' (deficit) equity:
Common stock, $0.01 par value:
Authorized - 500,000 shares in 2010 and 2009 Issued and outstanding shares - 273,315 and 273,215 in 2010 and 2009, respectively	2,635	2,635
Treasury stock, 15 shares in 2010	(150,000)	(150,000)
Additional paid-in capital	26,347,365	26,347,365
Accumulated deficit	(31,994,279)	(19,581,991)
Accumulated other comprehensive income (loss)	147,403	(607,171)
Total stockholders' (deficit) equity	(5,596,876)	6,010,838
Total liabilities and stockholders' (deficit) equity	$109,182,165	$140,448,819

See accompanying notes.

NCA Crane Parent, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended March 31,		Period From May 19, 2007 to
	2010	2009	March 31, 2008

Revenue:
Rental income	$24,516,955	$37,610,004	$35,423,757
Equipment sales, parts and service	61,032,896	79,875,045	59,785,775
Rental equipment sales	15,632,160	21,257,642	19,773,140
Total revenue	101,182,011	138,742,691	114,982,672

Cost of goods sold:
Rental expense	19,329,216	23,658,879	21,802,956
Equipment, parts and service	52,210,721	66,733,144	50,988,084
Rental equipment sales	16,272,386	18,533,084	16,343,526
Total cost of goods sold	87,812,323	108,925,107	89,134,566
Gross margin	13,369,688	29,817,584	25,848,106

Selling, general and administrative expenses	20,726,743	24,254,907	20,332,580
Amortization of intangible assets	1,135,287	1,172,157	1,209,556
Impairment of goodwill	-	11,990,448	-
(Loss) income from operations	(8,492,342)	(7,599,928)	4,305,970

Other expense (income):
Miscellaneous other expense, net	1,926,481	388,005	98,538
Change in fair value of interest rate swaps	(1,140,569)	19,820	4,765,086
Interest expense	10,263,041	8,696,630	6,850,971
Total other expense	11,048,953	9,104,455	11,714,595

Loss before income tax benefit	(19,541,295)	(16,704,383)	(7,408,625)

Income tax benefit	7,179,007	1,747,842	2,783,175
Net loss	$(12,362,288)	$(14,956,541)	$(4,625,450)

See accompanying notes.

NCA Crane Parent, Inc. and Subsidiaries

Consolidated Statements of Stockholders' (Deficit) Equity and Comprehensive Loss

	Shares of Common Stock	Common Stock	Treasury Stock	Additional Paid-In Capital	Accumulated deficit	Accumulated Other Comprehensive Income (Loss)	Stockholders' (Deficit) Equity and Comprehensive Loss

Initial capitalization of NCA
Crane Parent, Inc. inclusive of common stock subject to repurchase rights of 12,515	274,515	$2,635	$(150,000)	$26,347,365	$-	$-	$26,200,000
Redemption of common stock subject to repurchase rights	(1,500)	-	-	-	-	-	-
Common stock issued subject to repurchase rights	500	-	-	-	-	-	-
Purchase of treasury stock	-	-	-	-	-	-	-
Net loss	-	-	-	-	(4,625,450)	-	(4,625,450)
Translation adjustments, net of taxes of $195,672	-	-	-	-	-	326,121	326,121
Comprehensive loss							(4,299,329)
Balance, March 31, 2008	273,515	2,635	(150,000)	26,347,365	(4,625,450)	326,121	21,900,671

Redemption of common stock subject to repurchase rights	(550)	-	-	-	-	-	-
Common stock issued subject to repurchase rights	250	-	-	-	-	-	-
Net loss	-	-	-	-	(14,956,541)	-	(14,956,541)
Translation adjustments, net of taxes of $508,457	-	-	-	-	-	(933,292)	(933,292)
Comprehensive loss							(15,889,833)
Balance, March 31, 2009	273,215	2,635	(150,000)	26,347,365	(19,581,991)	(607,171)	6,010,838

Common stock issued subject to repurchase rights	100	-	-	-	-	-	-
Net loss	-	-	-	-	(12,362,288)	-	(12,362,288)
Translation adjustments, net of taxes of $323,997	-	-	-	-	-	754,574	754,574
Comprehensive loss							(11,607,714)
Balance, March 31, 2010	273,315	$2,635	$(150,000)	$26,347,365	$(31,944,279)	$147,403	$(5,596,876)

See accompanying notes.

NCA Crane Parent, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended March 31		Period From May 19, 2007 to
	2010	2009	March 31, 2008
Cash flows from operating activities
Net loss	$(12,362,288)	$(14,956,541)	$(4,625,450)
Depreciation and amortization	13,989,291	15,513,954	12,843,599
Change in fair value of interest rate swaps	(1,140,569)	19,820	4,765,086
Net loss on extinguishment of debt	310,857	-	-
Deferred income taxes	(6,685,269)	(2,138,125)	(3,017,871)
Loss on disposal of corporate property and equipment	28,115	115,893	112,819
Loss (gain) on sale of rental equipment	124,452	(2,726,956)	(3,429,614)
Impairment of goodwill	-	11,990,448	-
Decrease (increase) in:
Accounts receivable, net	2,672,675	3,227,601	(194,294)
Inventory	6,840,691	(1,113,441)	(821,920)
Prepaid expenses and other assets	19,402	919,457	1,818,466
Increase (decrease) in:
Accounts payable	(10,823,733)	(1,964,058)	12,970,983
Accrued expenses	632,835	(1,363,844)	(3,479,269)
Income tax payable	(72,251)	-	-
Customer deposits	(118,336)	(2,259,752)	2,664,642
Net cash (used in) provided by operating activities	(6,584,128)	5,264,456	19,607,177

Cash flows from investing activities
Purchase of corporate fixed assets	(196,686)	(984,267)	(1,317,564)
Purchase of rental equipment	(6,852,288)	(26,693,154)	(49,594,361)
Acquisition of Coast Crane Company, net of cash	-	-	(112,732,930)
Proceeds from the sale of rental equipment	15,632,160	21,257,642	21,792,238
Net cash (used in) provided by investing activities	8,583,186	(6,419,779)	(141,852,617)

Cash flows from financing activities
Repayments of notes payable	(104,293,944)	(126,306,092)	(98,019,077)
Borrowings of notes payable	100,930,713	128,399,958	194,751,469
Issuance of common stock	10,000	-	27,501,500
Redemption of common stock	-	(55,000)	(150,000)
Payment of note financing fees	(407,384)	(368,711)	(1,760,802)
Net cash (used in) provided by financing activities	(3,760,615)	1,670,155	122,323,090

Effect of exchange rate changes in cash	1,717,750	(305,786)	297,703

Net (decrease) increase in cash	(43,807)	209,046	375,353
Cash at beginning of period	584,399	375,353	-
Cash at end of period	$540,592	$584,399	$375,353

See accompanying notes.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Operations and Summary of Significant Accounting Policies

Organization

NCA Crane Parent, Inc., (NCA or collectively with its subsidiaries, the Company) was incorporated on April 26, 2007 in the state of Delaware. On May 19, 2007, NCA acquired substantially all of the ownership interest in Coast Crane Company (“CCC”). The Company is headquartered in Seattle, Washington.

Coast Crane, Ltd. is a wholly owned subsidiary of CCC and was incorporated November 1, 1995, under the laws of the Province of British Columbia, Canada. The consolidated financial statements include the accounts of the wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Operations and Basis of Presentation

The Company sells and rents cranes and manlift equipment primarily to customers in the construction industry in the western United States and Canada. The Company also sells related parts and provides repair services. The Company is a dealer for several crane manufacturers. The Company has 14 branches located in the states of Washington, Alaska, Oregon, California, and Hawaii; and British Columbia, Canada. The nature of the Company’s business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Subsequent Events

We have evaluated subsequent events and transaction for potential recognition or disclosure in the financial statements through February 10, 2011, the day the financial statements were issued.

Treasury Stock

The Company accounts for treasury stock under the cost method and include treasury stock as a component of stockholders’ equity.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Operations and Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable include amounts due from customers arising from billings under standard terms, amounts due from crane manufacturers for repairs covered by manufacturers’ warranties,  amounts due from equipment rental customers and miscellaneous other receivables and usually require no collateral.

Allowance for Doubtful Accounts

The Company provides an allowance for uncollectible receivables. Management bases its allowance on the estimated losses on specific accounts and historical loss experience based on the aging of receivables. Receivables are written off when deemed uncollectible and recoveries of receivables previously written off are recorded when received.

Inventory

Inventory is stated at the lower of cost or market. The Company accounts for the cost of crane and truck inventory using the specific-identification method. Stocked inventory parts are accounted for using the average cost method.

Equipment Rental Pool and Corporate Property and Equipment

Equipment rental pool acquisitions and corporate property are recorded at cost. Costs for repairs and maintenance that do not significantly increase the value or estimated useful lives of the assets are expensed as incurred.

Depreciation and amortization of property and equipment are provided on a straight-line method over the estimated useful lives of the individual assets. Rental pool equipment is depreciated over five to 12 years down to its salvage value. Corporate property and equipment are depreciated over three to five years. Leasehold improvements are amortized over the shorter of the life of the asset or the remaining lease term, inclusive of renewal options when renewal is probable.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Operations and Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

Deferred financing costs include loan fees and professional fees, which are amortized over the five-year term of the Company’s borrowing agreements. Amortization of deferred financing costs is included in interest expense in the accompanying consolidated statements of operations.

Goodwill and Other Intangibles

Goodwill resulting from business acquisitions represents the excess purchase price over the identifiable net assets of the business acquired.

Goodwill is subject to an annual assessment for impairment by applying a fair value-based test. The Company performs its annual impairment analysis as of the first day of the fourth quarter each year.

During the year ended March 31, 2009, the Company recorded $11,990,448 of impairment to goodwill.  This impairment was a result of a decline in forecasted future revenues and cash flows as a result of an economic decline in crane rental, servicing, and distribution activities. This decline resulted from a decrease in the fair value of the Company since its acquisition of CCC on May 19, 2007.  Refer to Note 16 for further details.

Other intangible assets consist of supplier and customer relationships, and are recorded based upon estimated fair values at the date of acquisition. Supplier relationships are subject to straight-line amortization over a weighted-average period of 10 years. Customer relationships are subject to straight-line amortization over a weighted-average useful life of six years.

Revenue Recognition

Revenue on equipment sales is primarily recognized once the following criteria have been met: pervasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured. In situations where servicing deliverables are attached to crane sales, the Company defers the related revenue until such time as the services are provided. The fair value for these services is determined based on current rates charged to customers for the same services provided in arrangements that do not include equipment sales.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Operations and Summary of Significant Accounting Policies (continued)

Rental income is recognized over the period of the related rental agreement, commencing once the equipment has been delivered. Parts and service revenue is recognized when the Company delivers parts to its customers or when it completes service work on customer equipment. Revenue includes freight billed to customers and the related freight costs are included in cost of sales.

The Company leases the majority of its cranes for periods ranging from daily to monthly.  Certain tower cranes are leased for longer periods generally not exceeding two years. Crane rentals are accounted for as operating leases.

Advertising

The Company expenses all advertising costs as incurred. Advertising costs for the years ended March 31, 2010 and 2009 and the period ended March 31, 2008, totaled $179,471, $211,687, and $182,198, respectively.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.  The reclassification had no impact on operating income or net income.

Fair Value of Financial Instruments

The fair value of financial instruments that are not actively traded is based on market prices of similar instruments and/or valuation techniques using observable and unobservable inputs.

Although management uses its best judgment in estimating the fair value of these instruments, there are inherent limitations in any estimation technique.

Financial instruments include cash, accounts receivable, accounts payable, accrued expenses, short and long-term borrowings, and interest rate swaps. The carrying amount and estimated fair value of the Secured JP Morgan term debt at March 31, 2010, were $13,504,728 and $13,913,767, respectively. The fair value of the term debt was calculated using the amended term loan interest rate of 19%.

The Company believes that the fair value of all other financial instruments approximates their carrying value based on current market indicators, such as prevailing interest rates and exchange rates.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Operations and Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The functional currency of the Company’s Canadian subsidiary is the Canadian dollar. Assets and liabilities of the foreign subsidiary are translated into U.S. dollars at period-end exchange rates, and revenue and expenses are translated at average rates prevailing during the year. Translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

Stock-Based Compensation

The Company has a stock option plan, which is fully described in Note 9.  The Company measures employee stock-based compensation awards using a fair value method and recognizes such expense in the financial statements over the related service periods. To date, all options granted have vesting provisions that are contingent on certain performance criteria that thereby result in a deferral of the recognition of the related stock compensation expense until it becomes probable that the performance criteria will be achieved.

Derivative Financial Instruments

The Company accounts for its derivative financial instruments in accordance with ASC 815, Derivatives and Hedging which requires companies to recognize the fair value of all derivative instruments as either assets or liabilities on the balance sheet.

The Company manages its exposure to variable interest rates by entering into interest rate swaps. At March 31, 2010, the Company had six interest rates swaps outstanding, each with a remaining $7 million notional amount, all maturing in May 2012. The notional amounts of each of these swaps reduce over time, based upon management’s forecasted reduction in the Company’s revolving credit lines.

While the interest rate swaps represent economic hedges against changes in cash flow due to changes in LIBOR based interest payments, the instruments have not been designated as hedges; and therefore, all changes in fair value are recorded through other expense in the accompanying consolidated statement of operations.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Operations and Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are accounted for using an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the consolidated financial statements and tax bases of assets and liabilities at the applicable enacted tax rates.  Accounting principles generally accepted in the United States require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

The majority of the Company’s sales are to customers in the construction industry located in Washington, Oregon, California, Alaska, and British Columbia, Canada. The Company grants credit to substantially all of its customers. The Company may perfect security interests on receivables related to the sale of equipment. Receivables relating to the rental of equipment are generally unsecured, but the Company may have certain lien and other rights under federal and state statutes.

Adoption of New Accounting Standards

On April 1, 2008, the Company adopted the accounting guidance issued by the FASB on fair value measurements and disclosures.  This accounting guidance defined fair value, established a framework for measuring fair value, and expanded the related disclosure requirements. This guidance applies to other accounting pronouncements that require or permit fair value measurements. The guidance indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability and defines fair value based upon an exit price model.

The effective date for certain portions of the fair value measurement and disclosure guidance was delayed for all non-financial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.  The Company delayed the adoption related to this portion of the guidance and adopted this guidance in its entirety on April 1, 2009.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Operations and Summary of Significant Accounting Policies (continued)

On April 1, 2009, the Company adopted authoritative guidance issued by the FASB that clarifies the accounting for uncertainty in income tax positions by prescribing a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The cumulative effects of adopting the standard were recorded in retained earnings as of the beginning of the period of adoption.  The effects of adopting the guidance did not have a material impact on the Company’s consolidated financial statements.

On March 31, 2010, the Company adopted authoritative guidance issued by the FASB that expanded the disclosure requirements for derivative instruments.  This guidance was issued to provide greater transparency around derivative and hedging activities. This transparency includes the disclosure of the additional information regarding how and why derivative instruments are used, how derivatives are accounted for, and how they affect an entity’s financial performance. The adoption of this guidance did not have an impact on the Company’s consolidated financial position or results of operations.  The additional disclosure requirements are included in Note 15.

2. Accounts Receivable

Accounts receivable consist of the following:

	March 31
	2010	2009

Trade	$5,620,537	$7,968,485
Warranty claims	321,744	362,755
Accrued rent	282,038	432,894
	6,224,319	8,764,134
Less: allowance for doubtful accounts	(872,722)	(830,195)
Accounts receivable, net	$5,351,597	$7,933,939

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Inventory

Inventory consists of the following:

	March 31
	2010	2009

Cranes, trucks and other machinery	$6,145,740	$12,251,802
Parts inventory	2,408,409	2,834,969
Work in process	572,538	756,871
Total inventory	$9,126,687	$15,843,642

4. Equipment Rental Pool and Corporate Property and Equipment

The equipment rental pool and corporate property and equipment consist of the following:

	March 31
	2010	2009

Equipment rental pool	$109,435,301	$121,964,858
Less accumulated depreciation	26,797,821	18,982,066
Net equipment rental pool	$82,637,480	$102,982,792

Corporate property and equipment
Motor vehicles	$2,440,612	$2,441,568
Shop equipment	701,584	647,674
Office equipment	432,330	413,452
Leasehold improvements	1,367,088	1,289,724
Total corporate property and equipment	$4,941,614	$4,792,418

Less accumulated depreciation	3,242,051	2,394,244
Net corporate property and equipment	$1,699,563	$2,398,174

Depreciation expense was $12,294,500, $13,940,771 and $11,343,555 for the years ended March 31, 2010 and 2009 and for the period ended March 31, 2008, respectively.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Other Intangible Assets

The components of other intangible assets are as follows:

	March 31
	2010	2009

Customer relationships	$1,711,400	$1,711,400
Supplier relationships	9,155,180	8,450,328
Accumulated amortization	(3,286,678)	(1,997,451)
	$7,579,902	$8,164,277

Amortization expense was $1,135,287, $1,172,157 and $1,209,556 for the years ended March 31, 2010 and 2009 and the period ended March 31, 2008, respectively.

Amortization expense for each of the five succeeding fiscal years is expected to be as follows:

Year ending March 31:
2011	$1,160,004
2012	1,160,004
2013	1,160,004
2014	1,160,004
2015	956,265
Thereafter	1,983,621
$7,579,902

Given conditions described in Note 18 of the financial statements, management felt that indicators of impairment of intangible assets may exist (step one) at March 31, 2010, and accordingly performed an undiscounted cash flow analysis of the Company as of the valuation date (step two) in order to determine whether any impairment should be recorded. This analysis involved management identifying the reporting unit, which was determined to be the Company, and projecting, on a going concern basis, prospective financial information of the Company. With this analysis, the undiscounted cash flows of the reporting unit were compared to the carrying value of the Company and because the undiscounted cash flows of the Company exceeded the Company’s equivalent book value of the Company, there was no indication that the book value of the intangible assets was not recoverable.  Accordingly, Management determined that no impairment existed at March 31, 2010.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Notes Payable

Notes payable consists of the following:

	March 31
	2010	2009
Secured PNC Revolving Loans, maturing in May 2012, with interest rates at the Company's option of PNC Bank Prime or LIBOR plus a spread based on the Company's leverage ratio. Interest rates range from 2.81% to 9.25% at March 31, 2010	$75,139,611	$82,920,645
Secured JP Morgan term debt due in full in May 2013. Interest at 14% plus PIK of 5% (19% at March 31, 2010)	13,504,728	13,000,000
DLL Equipment Financing, financing of seven units with maturities between September 2015 and February 2016. Interest at LIBOR plus 3.25% (3.50% at March 31, 2010)	4,353,595	-
GE Canada Equipment Funding G.P. Revolving Credit Facility, maturing in May 2012. Interest at CDOR plus 2.9% (6.34% at March 31, 2010)	3,169,915	2,497,423
Total notes payable	$96,167,849	$98,418,068

The above notes are secured by liens against the Company’s tangible and intangible assets. Under the terms of the notes, the Company is generally not permitted to declare or pay any dividends or any other distribution on its common stock.

In accordance with the Secured PNC Revolving Loans (the U.S. Credit Facility), the Company may borrow up to $100 million depending upon the availability of its borrowing base collateral consisting of eligible trade receivables, inventories, property and equipment, and other assets located in the United States. At March 31, 2010, the Company’s outstanding debt exceeded its borrowing base collateral.  Additional borrowings available under the terms of the U.S. Credit Facility at March 31, 2009 totaled $17,079,355.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Notes Payable (continued)

In accordance with the GE Canada Equipment Funding G.P. Revolving Credit Facility (the Canadian Credit Facility), the Company may borrow up to $5 million depending upon the availability of its borrowing base collateral, consisting of eligible trade receivables, inventories, property and equipment, and other assets located in Canada. At March 31, 2010 borrowings in excess of available collateral totaled $267,017.  Additional borrowings available under the terms of the facility at of March 31, 2009 totaled $2,502,577.

The Company obtained a waiver from its lenders related to its inability to meet the minimum net income covenant requirement of one dollar, included in the U.S. Credit Facility and Secured JP Morgan loan agreements, for the fiscal year ended March 31, 2010. Coincident with the waiver being obtained, other covenant levels for these loans were adjusted as follows:

Leverage ratio not permitted to exceed the following:

3.25 : 1 for quarters ended March 31, 2009, June 30, 2009, September 30 2009, December 31, 2009, March 31, 2010, June 30, 2010.

3.00 : 1 for quarters ending September 30, 2010, December 31, 2010, March 31, 2011, and June 30, 2011.

2.80 : 1 for quarters ending September 30, 2011, and December 31, 2011.

2.50 : 1 for quarters ending March 31, 2012, and as of the end of each fiscal quarter thereafter.

Net income not permitted to be less than one dollar ($1) for the fiscal year ending March 31, 2011, and thereafter.

Minimum undrawn availability not permitted to be less than five million ($5,000,000) dollars as of the end of the months ended June 30, 2009, September 30, 2009, December 31, 2009, and March 31, 2010.

Net Capital expenditures not permitted to exceed six million five hundred thousand for the year ended March 31, 2009, zero ($0) dollars for the year ended March 31, 2010, three million two hundred fifty thousand ($3,250,000) for the year ending March 31, 2011, and six million five hundred thousand ($6,500,000) for the year ending March 31, 2012 and thereafter.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Notes Payable (continued)

The Company revised the terms of its U.S. Credit Facility, its Secured JP Morgan term debt, and it’s Canadian Revolving Credit Facility on May 29, 2009 as follows:

U.S. Credit Facility: Alternate Base Rate plus a spread based on the Company’s leverage ratio, with spread on Domestic Rate Loans ranging from 4% – 9.25%. Coincident with the rate change levels for leverage ratios, net income, net capital expenditures and minimum liquidity were also adjusted.

Secured JP Morgan term debt: interest rate of 19%, with election of borrower to pay interest in excess of 12% as payment in kind interest which adds such amount to the then outstanding aggregate principal amount of the loans. Coincident with the rate change levels for leverage ratios, net income, net capital expenditures and minimum liquidity were also adjusted.

Canadian Revolving Credit facility: CDOR plus 2.90% (CDOR is defined as the annual rate of interest which is the rate based on the average rate applicable to Canadian Dollar bankers’ acceptances for a term of 30, 60, or 90 days).

Interest paid totaled $8,434,525 and $8,081,493 and $6,194,357 for the years ended March 31, 2010 and 2009, respectively.

On December 28, 2009, the Company defaulted on the U.S. Credit Facility as a result of its failure to make certain payments that were due and owing on December 18, 2009, under the ISDA Master Agreement and related schedule entered into by the Company with PNC Bank, National Association, each dated as of March 25, 2007, (the Master Agreement) as supplemented by certain Confirmation Letters dated June 8, 2007, June 15, 2007 and June 21, 2007, (the Swap Payments).  On January 6, 2010, the Company received a Notice of Default and Reservation of Rights Letter from PNC Bank.

No action was taken by PNC Bank at that time and the following Forbearance Agreements were entered into over the next several months:

04/07/10 - Forbearance Agreement executed.  Expiration date 05/26/10.
05/26/10 - Amendment to Forbearance Agreement executed.  Expiration date 07/07/10.
07/07/10 - Second Amendment to Forbearance Agreement executed.  Expiration date 07/21/10.
07/28/10 - Third Amendment to Forbearance Agreement executed.  Expiration date 08/04/10.
08/25/10 - Fourth Amendment to Forbearance Agreement executed.  Expiration date 08/31/10.
09/01/10 - Fifth Amendment to Forbearance Agreement executed.  Expiration date 09/08/10.
09/08/10 - Sixth Amendment to Forbearance Agreement executed.  Expiration date 09/15/10.
09/15/10 - Seventh Amendment to Forbearance Agreement executed.  Expiration date 09/20/10.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Notes Payable (continued)

The Company’s Canadian Credit Facility, by virtue of its association with the U.S. Credit Facility, was party to a cross default as a result of the December 28, 2009, default in the U.S.  On March 4, 2010, the Company entered into a Forbearance Agreement with GE Canada Equipment Funding G.P.  This agreement was amended as follows:

05/06/10 - Amendment to Forbearance Agreement executed.
10/18/10 - Second Amendment to Forbearance Agreement executed.
11/24/10 - Third Amendment to Forbearance Agreement executed.

The Company’s debt agreements require it to maintain a lockbox at a qualifying financial institution and all proceeds from cash collections of collateral be deposited directly to such lockbox. Cash in the lockbox becomes the property of the Company’s lending agent and is used to pay down borrowings on the revolving lines. The Company may immediately reborrow the funds as needed, up to the maximum amount allowed. In addition, the debt agreements provide that the lenders may demand immediate repayment of all outstanding amounts if, in the opinion of the lenders, there has been a material adverse change in the operations of the Company.

As of November 24, 2010, substantially all assets of CCC were acquired by CC Bidding Corp and all outstanding debt was assumed by CC Bidding Corp. or paid off as a result of that transaction (see Note 18).

The components of deferred financing costs are as follows:

	March 31
	2010	2009

Deferred financing costs	$2,105,067	$2,111,567
Accumulated amortization	(1,068,802)	(691,557)
	$1,036,265	$1,420,010

Amortization expense for the years ended March 31, 2010 and 2009 and the period ended March 31, 2008, totaled $533,448, $401,027, and $290,488, respectively. Amortization expense for each of the five succeeding fiscal years is expected to be as follows:

Year ending March 31:
2011	$498,510
2012	479,586
2013	58,169
2014	-
2015	-
$1,036,265

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

7. Interest Rate Swap Liabilities

The Company entered into interest rate swaps in June 2007.  The Company has a total of six interest rate swaps, each with a notional value of $7 million.  The purpose of the interest rate swaps was to protect the company from interest rate changes as a result of increasing LIBOR.  The interest on the Company’s term debt is a LIBOR floating rate and, as such, the Company obtained fixed rate interest swap to hedge against exposure to interest rate increases.  As of March 31, 2010, the Company has a $3,644,337 liability on the books, representing the cumulative future loss on the contracts. While the interest rate swaps represent economic hedges against changes in cash flow due to changes in LIBOR based interest payments, the instruments have not been designated as hedges; and therefore, all changes in fair value are recorded through other expense.

8. Lease Commitments

The Company leases all of its branch facilities under various operating leases expiring at various dates through December 31, 2015. The Company is responsible for substantially all expenses relating to occupancy under the terms of these leases, including taxes, insurance, utilities, and maintenance.

The terms of these leases are summarized as follows:
Location	Monthly Lease Rate	Expiration Date

Portland, OR	$16,500	December 2015
West Sacramento, CA (Shop)	15,000	December 2013
West Sacramento, CA (Storage)	1,598	July 2013
City of Industry, CA	12,395	May 2015
San Leandro, CA	20,225	April 2011
Bakersfield, CA	5,600	March 2014
Seattle, WA	17,500	April 2012
Seattle, WA – (Tower Crane)	8,500	April 2012
Seattle, WA (Sales Trailers)	1,025	June 2011
Seattle, WA – (Tower Crane Trailer)	850	February 2012
Tacoma, WA (Shop)	4,000	February 2014
Pasco, WA	3,500	February 2014
Spokane, WA	6,000	February 2014
Anchorage, AK	11,000	February 2014
San Diego, CA	7,878	June 2011
Ontario, CA	7,957	May 2012
Honolulu, HI	11,855	July 2013
Surrey, BC	10,552 CAD	October 2012

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Lease Commitments (continued)

Certain leases provide the option to renew for various lengths of time.

Additionally, the Company rents automobiles and office equipment under various operating leases expiring through November 2013. Minimum payments under noncancelable real estate and equipment operating leases for future years ending March 31 are as follows:

	Facilities	Equipment

2011	$1,947,076	$426,554
2012	1,657,996	309,597
2013	1,188,050	190,611
2014	905,234	73,617
2015	391,121	1,820
Thereafter	200,054	-
	$6,289,531	$1,002,199

Rent expense totaled $2,081,594, $1,956,581, and $1,438,823 for the years ended March 31, 2010 and 2009 and for the period ended March 31, 2008, respectively.

9. Stock-Based Compensation

Options outstanding at both March 31, 2010 and 2009 were 27,237.  During the year ended March 31, 2009, 10,614 options were retired and the Company granted options for 7,528 shares of common stock, with the options vesting only upon achieving certain specific performance and service criteria. During the year  ended March 31, 2008, the Company granted options for 30,323 shares of common stock, with the options vesting only upon achieving certain specific performance and service criteria. Achieving these criteria can only be determined upon the occurrence of a liquidity event defined in the stock option agreement to be an acquisition of no less than 51% of the outstanding stock of the Company by a third party or parties. Until a liquidity event occurs, no options will vest. Upon the occurrence of a liquidity event as defined, the number of options that will actually vest will depend on the measurement of the results of the liquidity event against targets defined in the option agreement, and the achievement of required service conditions after the liquidity event. Due to the vesting conditions described above, no options have been exercised.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

9. Stock-Based Compensation (continued)

Compensation expense will be recognized over the remaining service period once the Company determines that the liquidity event is probable and estimable. As of March 31, 2010, the Company concluded that achievement of this event was not probable. Accordingly, no compensation expense related to these options granted has been recorded for the year ended March 31, 2010.

As discussed in Note 18 to the financial statements, the Company filed for bankruptcy and was subsequently sold under a Section 363 sale resulting in the forfeiture of all outstanding options.  Accordingly, no compensation expense has been recognized.

Fiscal Year 2009 Stock Option Grants (7,528 options granted)

The fair value of each option granted was determined using a lattice/Monte Carlo simulation. The weighted-average exercise price of the options granted was $100 per share. The fair value was determined using the following key assumptions: estimated volatility ranging from 50% – 55%, an estimated life ranging from 6.4 to 6.9 years, dividend yield of 0%, and risk-free interest ranging from 1.87% –3.62%. The volatility was determined based on an average of volatilities for a group of public companies that are considered to be the Company’s peers. The aggregate fair value of options granted as of January 1, 2009 and July 1, 2008, was $46,966.

May 19, 2007 Stock Option Grant (30,323 options granted)

The fair value of each option granted was determined using a lattice/Monte Carlo simulation. The weighted-average exercise price of the options granted was $100 per share. The fair value was determined using the following key assumptions: estimated volatility of 50.0%, an estimated life of 5.1 years, dividend yield of 0%, and risk-free interest rate of 4.75%. The volatility was determined based on an average of volatilities for a group of public companies that are considered to be the Company’s peers. The aggregate fair value of options granted as of May 19, 2007, was $1.3 million.

The weighted-average remaining contractual term is 7.8 years and 8.2 years as of March 31, 2010 and 2009, respectively.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Income Taxes

The income tax benefit is comprised of the following:

	Year Ended March 31, 2010	Year Ended March 31, 2009	May 19, 2007 to March 31, 2008
Current:
Federal	$-	$-	$-
State	(16,030)	(940)	-
Foreign	509,768	(389,343)	(234,696)
Total current	493,738	(390,283)	(234,696)

Deferred:
Federal	6,244,460	1,494,516	2,413,152
State	756,751	283,013	302,057
Foreign	(315,942)	360,596	302,662
Total deferred	6,685,269	2,138,125	3,017,871
Total income tax benefit	$7,179,007	$1,747,842	$2,783,175

The Company utilizes the asset and liability method of accounting for deferred income taxes. Under this method, the current year’s deferred income tax expense or benefit is determined by the net change in the deferred tax liabilities or assets during the year. Deferred tax liabilities or assets are determined by comparison of the financial statement bases of all assets and liabilities to their corresponding tax bases and applying enacted tax rates to these temporary differences.

Income tax expense differs from the amounts computed by applying the U.S. federal income tax rates to income before taxes primarily due to state taxes.

The amount of federal and state income taxes paid was $1,040, $85,349, and $1,206,082 for the years ended March 31, 2010 and 2009 and the period ended March 31, 2008, respectively.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Income Taxes (continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	March 31
	2010	2009
Deferred tax assets:
Reserves and deferred expenses	$810,473	$1,002,036
Derivative interest payable	1,239,075	1,626,868
Net operating loss carryforwards	15,040,601	9,533,879
Minimum tax credit carryforwards	891,700	891,700
Total deferred tax assets	17,981,849	13,054,483

Deferred tax liabilities:
Cumulative translation adjustments	(187,713)	312,785
Intangible assets basis difference	(2,328,224)	(2,647,661)
Fixed asset basis difference	(20,792,863)	(21,275,994)
Accrual of Canadian taxes at U.S. rate	(225,661)	(196,038)
State deferred taxes	(326,326)	(1,097,854)
Total deferred tax liabilities	(23,860,787)	(24,904,762)
Net deferred tax liabilities	$(5,878,938)	$(11,850,279)

The Company’s net operating loss carryforwards total $44.2 million and expire in various amounts between 2022 and 2030. The Company also has a minimum tax credit carryforward of approximately $891,700, which carries forward indefinitely. No valuation allowance against these deferred tax assets was considered necessary by management because the reversal of deferred tax liabilities during the carryforward period will result in the utilization of these deferred tax assets. While the Company’s ability to use its minimum tax credit carryforwards and approximately $3.2 million of its net operating losses is subject to possible limitation under Section 382 of the Internal Revenue Code, management has determined that Section 382 will not limit its ability to recognize the value of these deferred tax assets.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

11. Retirement Plan

The Company maintains a defined contribution profit-sharing plan, including 401(k) provisions, which covers substantially all employees over the age of twenty and one-half who have one year of service. Profit-sharing contributions to the plan, if any, are at the discretion of the Board of Directors, subject to statutory limits. No profit-sharing contributions were declared by the Board of Directors for the years ended March 31, 2010 and 2009 and for the period ended March 31, 2008. The Company matches employee 401(k) contributions at 50%, up to 3% of compensation and at 25%, up to an additional 3% of compensation. The Company matched contributions totaled $207,800, $246,582, and $212,887 during the years ended March 31, 2010 and 2009 and the period ended March 31, 2008, respectively.  On November 19, 2010, the Company terminated the profit-sharing plan.

12. Supplier Concentration

Pursuant to a distributor sales and service agreement, the Company purchases parts and equipment from a group of affiliated manufacturers. Purchases from the group accounted for approximately 69% of cost of sales for the year ended March 31, 2010, 66% for the year ended March 31, 2009, and 48% for the period ended March 31, 2008. The agreement is terminable with 90 days’ written notice or upon certain specified events. Although the Company could obtain equipment and parts from other suppliers, a change in suppliers could have a substantial negative impact on operations.

13. Commitments and Contingencies

The Company is a defendant in various lawsuits. In management’s opinion, these suits are without substantial merit and would not result in judgments, which, in the aggregate, would have a material adverse effect on the Company’s consolidated financial statements.

The Company has provided bonding commitments to state and local governments totaling approximately $310,000 as of March 31, 2010.

14. Management Fee

On May 19, 2007, the Company entered into a Management Assistant Agreement with NCA Management LLC (LLC) whereby LLC provides financial advisory, investment banking, and management consulting services to the Company. In the year ended March 31, 2010, the Company paid $458,333 of management fees and out-of-pocket expenses of $14,726.  In the year ended March 31, 2009, the Company paid $500,000 of management fees and out-of-pocket expenses of $29,282.  In the period ended March 31, 2008, the Company paid $950,000 to LLC in connection with services related to the acquisition of CCC, $350,806 of management fees and $73,533 of out-of-pocket expenses.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

14. Management Fee (continued)

At March 31, 2010 and 2009, the Company owed LLC $168,744 and $131,074, respectively. At March 31, 2010 and 2009, LLC, directly or through affiliates, controls 262,000 shares of the outstanding common stock of the Company.

15. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 – Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 – Inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company has interest rate swaps that are measured at fair value. The interest rate swaps are valued using an industry standard valuation model. This model projects future cash flows and discounts the future amounts to a present value using market-based expectations for interest rates and the contractual terms of the interest rate swaps adjusted for nonperformance risk. The model is based on the LIBOR rate that is observable at commonly quoted intervals for the full term of the swaps.

Management considers an adjustment for non-performance risk in the recognized measure of fair value of the interest rate swaps. The adjustments reflect a non-performance risk factor applied to a net exposure. Management uses the counterparties’ non-performance risk factor in a net asset position and the Company’s non-performance risk factor in a net liability position. Management evaluates the Company’s non-performance risk using credit spreads obtained from its recently amended term and revolver loans.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

15. Fair Value Measurements (continued)

At March 31, 2010, the adjustment related to non-performance risk decreased the derivative liability by approximately $412,816.  At March 31, 2009, the adjustment related to non-performance risk decreased the derivative liability by approximately $524,739. As adjustments related to non-performance risk are significant inputs that are based on the Company’s own assumptions, the Company’s derivatives are classified within Level 3 of the fair value hierarchy.

The following table summarizes the activity for the year related to the interest rate swaps, which are considered Level 3 within the fair value hierarchy:

	Year Ended March 31
	2010	2009
Beginning balance	$4,784,906	$4,765,086
Total (losses) gains	(1,140,569)	19,820
Ending balance	$3,644,337	$4,784,906

16. Goodwill

During the fourth quarter of fiscal year 2009, management performed its annual impairment assessment of goodwill and other intangible assets. Management determined the fair value of the Company at January 1, 2009, in accordance with the two-step process.

In accordance with step one, the fair value of the reporting unit was estimated using a blended analysis of the expected present value of future cash flows and the guideline company method. The resulting calculation revealed that the fair value of the Company was below its carrying value indicating evidence of potential goodwill impairment.

In accordance with step two, the Company determined that the goodwill was fully impaired because the value of its total liabilities and owners’ equity (calculated as the summation of the fair value of equity, interest-bearing debt and non-interest bearing current and long-term liabilities) exceeded the value of its current assets and net property and equipment.

As a result, an impairment loss on goodwill of $11,990,448 was recorded for the year ended March 31, 2009. No goodwill remained as of March 31, 2009.

NCA Crane Parent, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

17. Common Stock

During the year ended March 31, 2010, the Company issued 100 shares of stock subject to repurchase for $100 per share.  At March 31, 2010, 273,315 shares of common stock were issued and outstanding and 11,615 shares were subject to repurchase by the Company.

During the year ended March 31, 2009, the Company issued 250 shares of common stock and repurchased and retired 550 shares for $100 per share. At March 31, 2009, 273,215 shares of common stock were issued and outstanding and 11,515 shares were subject to repurchase by the Company.

During the period ended March 31, 2008, 1,500 shares of common stock were repurchased for $100 per share and retired resulting in 273,515 shares of common stock outstanding at March 31, 2008.

18. Subsequent Events

On September 22, 2010, CCC filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court Western District of Washington at Seattle.  NCA and Coast Crane, Ltd. were not part of the filing and continued to operate outside of Chapter 11.  CCC was authorized to continue to operate as an ongoing business, but could not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. Consequently, NCA no longer controlled CCC and, consequently CCC and its subsidiary, Coast Crane, Ltd. were deconsolidated, which may have resulted in a gain or loss on deconsolidation, which has not been estimated at this time.  Immediately after the bankruptcy filing, a debtor-in-possession revolving loan with PNC Bank for up to $20 million was obtained.

Clearlake Capital Group, a private investment firm, was the “stalking horse” in an auction for the assets of CCC, held pursuant to Section 363 of the Bankruptcy Code with a bid of $81.8 million for the assets of CCC.  Following an auction held on November 8, 2010, CC Bidding Corp. (CCBC), a wholly owned subsidiary of Essex Rental Corp., was declared the winning bidder with a bid of $103.3 million, including $34.5 million of cash.  In connection with the Asset Purchase Agreement between CCBC and CCC entered into on November 1, 2010, CCBC purchased substantially all the assets of CCC and assumed certain liabilities of CCC, including $49.6 million of first lien secured debt and approximately $12.0 million of other existing CCC indebtedness.  The sale of substantially all of the CCC’s assets to CCBC was approved by the Bankruptcy Court on November 12, 2010 and the sale was completed on November 24, 2010.  Subsequent to the completion of the transaction, NCA repaid the balance of its unassumed debt.

On November 24, 2010, CCC changed its name to CC Liquidating Company.